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                                                                  EXHIBIT 10.35


                             MULTIMEDIA GAMES, INC.

                       7335 South Lewis Avenue, Suite 204
                             Tulsa, Oklahoma 74136
                          Telephone No. (918) 494-0576
                             Fax No. (918) 497-2051

                                  May 19, 1997



TO THE HOLDERS OF REDEEMABLE
COMMON STOCK PURCHASE WARRANTS
OF MULTIMEDIA GAMES, INC.


     Multimedia Games, Inc. (the "Company") hereby requests the consent of the holders of the Company's Redeemable Common Stock Purchase Warrants expiring November 12, 2001 (the "Warrants"), to amend the terms of the Warrants as described below.

     There are 2,042,143 Warrants issued and outstanding, of which 360,000 Warrants (the "Bridge Warrants") were issued by the Company to investors in connection with a "Bridge Offering" consummated in August 1996, and 1,158,833 Warrants (the "Offering Warrants") were issued by the Company to investors in connection with a "Private Offering" consummated in November 1996. The remaining 523,310 Warrants (the "Designee Warrants"), were issued by the Company to designees of Walsh, Manning Securities, LLC ("Walsh Manning"), as compensation for Walsh Manning acting as the Company's Placement Agent in connection with the Bridge Offering and Private Offering.

     At present, the terms of all of the Warrants are identical. Each Warrant represents the right to purchase one share of the Company's Common Stock at $8.00 per share, and each Warrant is exercisable at any time after August 12, 1997, and prior to November 12, 2001. Each Warrant is also subject to redemption by the Company at any time after August 12, 1997 at $0.10 per Warrant, subject to certain conditions.

     It is proposed that the Warrants be amended as follows:

     1. With respect to each of the Bridge Warrants and Offering Warrants (collectively, the "Bridge and Offering Warrants"),

          (a) the first date upon which the Bridge and Offering Warrants would become exercisable would be extended from August 12, 1997 until November 7, 1997;

          (b) the first date upon which the Bridge and Offering Warrants could be redeemed by the Company would be extended from August 12, 1997 until November 7, 1997; and


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          (c) the Bridge and Offering Warrants, as so amended, would be designated as Class A Warrants.

     2.   With respect to each of the Designee Warrants,

          (a) the first date upon which the Designee Warrants would become exercisable would be extended from August 12, 1997 until November 7, 1997;

          (b) the first date upon which the Designee Warrants could be redeemed by the Company would be extended from August 12, 1997 until February 7, 1999; and

          (c) the Designee Warrants, as so amended, would be designated as Class B Warrants.

     Except as expressly set forth above, all of the other terms of the Warrants will remain unchanged, including without limitation, the $8.00 per share exercise price of the Warrants and the conditions the Company must satisfy in order to redeem the Warrants.

     As of the date hereof, designees of Walsh Manning own all of the Designee Warrants and affiliates of Walsh Manning own 787,497 of the Bridge and Offering Warrants. Walsh Manning has agreed with the Company to consent to the foregoing amendments; therefore, it should be expected that virtually all of such designees and affiliates will consent to amend the Warrants held by them. In that event, all of the Designee Warrants and at least 51.8% of the Bridge and Offering Warrants will be amended as described above.

     In connection with obtaining the agreement of Walsh Manning to consent to the proposed amendments, Messrs. Frank J. Skelly, III and Craig Gross, the principal owners of Walsh Manning, agreed to prepay their respective promissory notes due the Company of $343,750 each, and Walsh Manning agreed to exercise 250,000 Class A Warrants in installments over a period of two months following the effective date of a registration statement proposed to be filed by the Company to register the Warrants and the shares of Common Stock issuable upon the exercise of the Warrants (the "Warrant Shares") under the Securities Act of 1933, as amended (the "1933 Act").

     If any Warrant holder elects not to consent to the proposed amendments, the terms and provisions of the Warrants held by such non-consenting holder will remain unchanged except that such unmodified Warrants will be designated as Class C Warrants in the records of the Company.

     Each holder of Warrants has entered into an agreement with Walsh Manning
(i) not to sell the Warrants or Warrant Shares prior to June 22, 1998, without the consent of Walsh Manning, and (ii) granting Walsh Manning a right of first refusal, expiring on June 22, 1998, to purchase any Warrants and Warrant Shares proposed to be sold by such holder. These agreements will remain in effect regardless of whether a holder consents or not to the proposed amendments and regardless of whether the Warrants and Warrant Shares are registered under the 1933 Act.



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     If you elect to consent to the proposed amendments, please so indicate by signing, dating and returning to the Company the Consent form attached to this letter. If a Consent form is not received from you by June 6, 1997, the terms and conditions of your Warrants will not be amended and will remain as currently in effect, except that such unmodified Warrants will be designated as Class C Warrants. Completed Consent forms may be hand delivered or mailed to the Company at the address for the Company set forth above, or may be delivered to the Company by fax at the fax number for the Company set forth above. All such deliveries should be to the attention of Frederick E. Roll, Secretary, to assure receipt by the Company.

     If you have any questions, please contact either Ted Burns at Walsh Manning (Telephone No. (212) 422-5700), or Fred Roll at the Company (Telephone No. (918) 594-0479). Your prompt and favorable consideration of this request will be appreciated.


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                                    CONSENT


     Reference is made to the letter (the "Letter") dated May 19, 1997, from Multimedia Games, Inc. (the "Company") to each of the holders of the Company's Redeemable Common Stock Purchase Warrants expiring on November 12, 2001 (the "Warrants"). The undersigned hereby consents to the amendments to the Warrants as described in the Letter with respect to all Warrants owned by the undersigned as of the date hereof.



Dated _____, 1997
                                        ------------------------------------
                                                    Signature



                                        ------------------------------------
                                        Print Name


                                        Address:
                                                ----------------------------

                                                ----------------------------

                                        Telephone:
                                        Fax No.:



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